EXHIBIT 99.01

Neuralstem Announces the Closing of $20 Million Strategic Investment from Tianjin Pharmaceutical Group International Holdings Co., LTD.

GERMANTOWN, Md., Dec. 12, 2016 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, announces the closing of Tianjin Pharmaceutical Group International Holdings Co., LTD.’s (TJPH or Tianjin) $20 million strategic investment. Upon the close of the transaction, Tianjin receives 28,500,000 shares of common stock and 1,000,000 shares of Series A convertible preferred stock.  The preferred stock is convertible into 50,551,383 shares of the company’s common stock subject to certain beneficial ownership limitations.  The transaction was initially announced on September 12, 2016.

“This is a fundamental milestone that further validates the potential of our proprietary technology and provides sufficient funding for our ongoing clinical programs and operations into 2018. We remain committed to presenting the Phase 2 MDD clinical trial results in the second half of 2017,” commented Rich Daly, Neuralstem’s Chairman and CEO. “Additionally, we welcome Tianjin’s expertise as a multinational and multifaceted pharmaceutical company to complement and support Neuralstem’s research and development initiatives.”

Yanchang Lu, Ph.D., Tianjin’s CEO added, “Tianjin is very proud to be one of the five major pharmaceutical enterprises in China and continues to globally target investments in cutting-edge technologies like Neuralstem’s innovative stem cell and small molecule platforms. We look forward to cultivating opportunities for additional partnerships to utilize and advance Neuralstem’s research and development.”

Pursuant to the terms of the investment, Tianjin is entitled to appoint one (1) member to the company’s board of directors. Additionally, shares of the Series A Preferred Stock have no voting rights and cannot be converted if after such conversion, the shares received as a result of the conversion and the common shares received in this transaction would result in Tianjin having voting power in excess of 19.99% of the issued and outstanding shares entitled to vote of the company. For further details regarding the transaction, please refer to the company’s Current Report on Form 8-K which was filed with the United States Securities and Exchange Commission on September 12, 2016. The information contained herein is qualified in its entirety by such Current Report.

About Tianjin Pharmaceutical

Tianjin Pharmaceutical Group International Holdings Co., LTD. (TJPH) is a private pharmaceutical group that focuses on four major product categories: chemical and biological medicines, green traditional Chinese medicines, innovative medical devices and modern logistics.

TJPH integrates scientific research, manufacturing and distribution into one entity, and has over 160 enterprises with major or minor shares, including four listed subsidiary companies: Tianjin Zhongxin, Tianjin Lisheng, Tianjin Tianyao and Meda Tech. TJPH is one of the five major pharmaceutical enterprises in China and a Top 500 Enterprise in China.

TJPH’s research and development approach is driven by novel innovation and incorporates introduction and assimilation processes, as well as, a combined industry research and education initiative that supports its continuous advancement.  Additionally, TJPH has formed a technology science innovation platform system consisting of one national level Tianjin Institute of Pharmaceutical Research, two national level enterprise technical centers and eighteen city-level enterprise technical centers. TJPH’s research and development strength has been improved continuously. TJPH has achieved 1196 patents, including 732 invention patents and received the National Scientific and Technological Progress Award and China Patent Excellence Award. TJPH has established long-term collaborations and with multiple major internationally recognized pharmaceutical companies and established over more than 10 joint venture companies.

About Neuralstem

Neuralstem’s patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem’s technology enables the generation of small molecule compounds by screening hippocampal stem cell lines with its proprietary systematic chemical screening process.  The screening process has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain’s capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The company has completed Phase 1a and 1b trials evaluating NSI-189, a novel neurogenic small molecule product candidate, for the treatment of major depressive disorder or MDD, and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem’s stem cell therapy product candidate, NSI-566, is a spinal cord-derived neural stem cell line. Neuralstem is currently evaluating NSI-566 in three indications: stroke, chronic spinal cord injury (cSCI), and Amyotrophic Lateral Sclerosis (ALS).

Neuralstem is conducting a Phase 1 safety study for the treatment of paralysis from chronic motor stroke at the BaYi Brain Hospital in Beijing, China.  In addition, NSI-566 was evaluated in a Phase 1 safety study to treat paralysis due to chronic spinal cord injury as well as a Phase 1 and Phase 2a risk escalation, safety trials for ALS.  Patients from all three indications are currently in long-term observational follow-up periods to continue to monitor safety and possible therapeutic benefits.

Cautionary Statement Regarding Forward Looking Information

This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and Form 10-Q for the nine months ended September 30, 2016, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:
Danielle Spangler
Investor Relations
Neuralstem, Inc.
301.366.1481

Lori Rosen
Public Relations
LDR Communications
917.553.6808